UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

F-Star Therapeutics, Inc.

(Name of Subject Company)

F-Star Therapeutics, Inc.

(Names of Person Filing Statement)

Common Stock, Par Value $0.0001 Per Share

(Title of Class of Securities)

30315R107

(CUSIP Number)

Eliot Forster

Chief Executive Officer

Eddeva B920

Babraham Research Campus

Cambridge, CB22 3AT, United Kingdom

+44-1223-497400

(Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications

on Behalf of the Person Filing Statement)

Copies To:

William C. Hicks, Esq.

Matthew Gardella, Esq.

Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo P.C.

One Financial Center

Boston, MA 02111

617-542-6000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02 and 9.01 of the Current Report on Form 8-K filed by F-star Therapeutics, Inc. on June 23, 2022 (including all exhibits attached thereto) is incorporated herein by reference.